UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 23,2000

The Cyber Group Network Corporation
(fka Hollywood Entertainment Network, Inc.)
(Exact name of Registrant as specified in charter)

Nevada	0-28153	88-0407473
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification)

897 Via Lata Drive, Suite M, Colton, CA	92324
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (909) 370-4752

12400 Ventura Blvd., Suite 211, Studio City, CA 91604

(Former name or former address, if changed, since last report)

ITEM 1. CHANGES IN CONTROL OF REGISTRANT

(a)

On May 23, 2000, The Cyber Group Network, Inc., a California corporation, acquired 9,900,000 shares of Hollywood Entertainment Network, Inc.'s common stock, pursuant to a Share Purchase Agreement by and between The Cyber Group Network, Inc. and Howard L. Allen and Donald G. Jackson. Pursuant to the Share Purchase Agreement, The Cyber Group Network, Inc. paid the sum of two hundred ninety five thousand dollars ($295,000.00) for the common shares. The 9,900,000 common shares represents 88.6% of the total issued and outstanding shares of Hollywood Entertainment Network, Inc. The source of the funds was the working capital of The Cyber Group Network, Inc.

(b)

Pursuant to the Share Purchase Agreement by and between The Cyber Group Network, Inc. and Howard L. Allen and Donald G. Jackson, The Cyber Group Network, Inc. has purchased 88.6% of the issued and outstanding common stock of Hollywood Entertainment Network, Inc. Further, Howard L. Allen and Donald G. Jackson, Hollywood Entertainment Network's Officers and Directors, have resigned as Officers and Directors, and have appointed Anthony Miller as President and Director, Leah Cunningham as Secretary, Treasurer and Director, and Thomas Hobson as Director. Finally, the Board obtained written consent of the majority of shareholders to change the name of the corporation to The Cyber Group Network Corporation.

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

(a) On May 23, 2000, the board of directors of Hollywood Entertainment Network, Inc. approved the disposition of the movie rights to the following motion pictures to Donald G. Jackson: Steel Boogie, Vampirates of Hollywood, Ride with the Devil, Armageddon Boulevard, Rock-n-Roll Cops, Guns N' Nurses, and Kickboxer. Mr. Jackson, who originally donated these movie rights to Hollywood Entertainment as consideration for his shares in Hollywood Entertainment, was given back the rights to these movies in consideration for his relinquishment for sale of 2,550,000 common shares to The Cyber Group Network, Inc. Mr. Jackson also received $25,000 pursuant to the Share Purchase Agreement. Mr. Jackson resigned as President and Director of Hollywood Entertainment Network, Inc. on May 23, 2000.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a) Exhibit No. 2: Share Purchase Agreement

Exhibit No. 3: Minutes of Special Meetings of Board of Directors

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 31, 2000

The Cyber Group Network Corporation

By:

_____________________________________

/s/Anthony Miller, President